SUPPLEMENT No. 1 DATED DECEMBER 23, 2015 (To Prospectus dated August 19, 2015)	Rule 424(b)(3) Registration No. 333-206242

18,555,308

Common Shares

This prospectus supplement (“Supplement”) modifies and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated August 19, 2015 (“Prospectus”), of GenSpera, Inc. (”Company). The Prospectus relates to the resale of up to 18,555,308 shares of our common stock by the selling shareholders identified therein. Such shares of common stock include 3,591,278 Series D common stock purchase warrants (“Series D Warrants”) and 3,591,278 Series E common stock purchase warrants (“Series E Warrants”) issued pursuant to the Company’s July 2015 offering. This Supplement is being filed (i) to disclose the reduction in exercise price of an aggregate of 3,571,430 Series D Warrants owned by Sabby Healthcare Master Fund, Ltd., Sabby Volatility Warrant Master Fund, Ltd., Alpha Capital Anstalt and Osher Capital Partners LLC from $0.80 to $0.15, subject to adjustment therein, (ii) to disclose the reduction in exercise price of an aggregate of 3,571,430 Series E Warrants owned by Sabby Healthcare Mater Fund, Ltd., Sabby Volatility Warrant Master Fund, Ltd., Alpha Capital Anstalt and Osher Capital Partners LLC from $0.70 to $0.15, subject to adjustment therein, and (iii) to disclose the transfer of securities of a certain selling shareholder as provided in the Selling Shareholder table below. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements thereto carefully before you make an investment decision.

See “Risk Factors” beginning on page 2 of the prospectus dated August 19, 2015, for risk factors and information you should consider before you purchase shares.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

The Company has been by notified that certain securities previously registered to a certain selling shareholder have been transferred. Accordingly, the Selling Shareholder table is being amended with regard to these transfers in order to update the selling shareholders’ identities. Unless amended, all other information contained in the Selling Shareholder table, as contained in the Prospectus, is unaffected.

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/Options	Amount	% of class	Shares being registered	Amount	% of Class
Cranshire Capital Mater Fund, Ltd.	-	-	-	*	-	-	*
Intracoastal Capital, LLC (3)		378,840	378,840	*	306,363	72,477	*

* Less than 1%

(3) The shares being registered include (i) 39,696 shares underlying warrants pursuant to July 2015 Offering and (ii) 266,667 shares underlying warrants pursuant to August 2013 Offering.

Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

In the aggregate, Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of 378,840 of our ordinary shares issuable upon exercise of warrants.

Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

 Prospectus Supplement No. 1 Dated December 23, 2015